Exhibit 99.B(a)(1)(c)

SCHEDULE A

To the Amended and Restated Agreement and Declaration of Trust dated August 19, 2015, Amended as of October 21, 2015

	Fund Name	Class A	Class C	Class I	Class R	Class R6	Class Y
Mutal Funds
1	Victory Market Neutral Income Fund	X	X	X
2	Victory US 500 Enhanced Volatility Wtd Index Fund	X	X	X		X

Exchange-Traded Funds
1	VictoryShares Developed Enhanced Volatility Wtd ETF
2	VictoryShares Emerging Market High Div Volatility Wtd ETF
3	VictoryShares Emerging Market Volatility Wtd ETF
4	VictoryShares International High Div Volatility Wtd ETF
5	VictoryShares International Volatility Wtd ETF
6	VictoryShares US 500 Enhanced Volatility Wtd ETF
7	VictoryShares US 500 Volatility Wtd ETF
8	VictoryShares US Discovery Enhanced Volatility Wtd ETF
9	VictoryShares US EQ Income Enhanced Volatility Wtd ETF
10	VictoryShares US Large Cap High Div Volatility Wtd ETF
11	VictoryShares US Small Cap High Div Volatility Wtd ETF
12	VictoryShares US Small Cap Volatility Wtd ETF
13	VictoryShares US Multi-Factor Minimum Volatility ETF
14	VictoryShares Global Multi-Factor Minimum Volatility ETF*
15	VictoryShares International Multi-Factor Minimum Volatility ETF*
16	VictoryShares Dividend Accelerator ETF
17	VictoryShares Quality Growth ETF*
18	VictoryShares Quality Value ETF*

As of May 23, 2018

* Not Yet Launched